Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

July 24, 2023

McKINNEY, Texas, July 24, 2023 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net income of $33.1 million, or $0.80 per diluted share, for the quarter ended June 30, 2023, compared to net income $52.4 million, or $1.25 per diluted share for the quarter ended June 30, 2022 and to net loss of $37.5 million, or $0.91 per diluted share for the quarter ended March 31, 2023. Adjusted net income for the quarter ended June 30, 2023 was $33.7 million, or $0.82 per diluted share, compared to $53.3 million, or $1.27 per diluted share for the quarter ended June 30, 2022 and $44.1 million, or $1.07 per diluted share for the quarter ended March 31, 2023.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on August 17, 2023 to stockholders of record as of the close of business on August 3, 2023.
Highlights
•Resilient credit quality with nonperforming assets of 0.32% of total assets and net recoveries of 0.03% annualized for the quarter
•Decreased loan to deposit ratio to 95.1% at quarter-end compared to 99.8% at prior quarter-end
•Continued expense discipline with total adjusted (non-GAAP) noninterest expense of $84.5 million for the quarter with total reported noninterest expense of $85.7 million
•Strong liquidity, with cash and available for sale securities representing approximately 13.6% of assets at June 30, 2023, and with the ability to access considerable sources of contingent liquidity
•Capital remains strong, with ratios well above the standards to be considered well-capitalized under regulatory requirements, with an estimated total capital ratio of 11.95%, leverage ratio of 8.92%, and (non-GAAP) tangible common equity (TCE) ratio of 7.37%

“During the second quarter, we were pleased to maintain a strong foundation of resilient asset quality and a healthy balance sheet supported by our talented relationship bankers operating across Texas and Colorado. In addition, a rebound in retail mortgage originations helped bolster fee income, while our continued focus on expense discipline helped us reduce adjusted noninterest expenses,” said Independent Bank Group Chairman & CEO David R. Brooks. “Looking ahead, we are encouraged by the strength of our loan and deposit production pipelines, which are supported by the continued economic tailwinds in our four great markets. As we have for over three decades, we will remain keenly focused on disciplined execution, the pursuit of healthy growth, and delivering exceptional service to our customers across Texas and Colorado.”

Second Quarter 2023 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $13.6 billion at June 30, 2023 and March 31, 2023 and $13.0 billion at June 30, 2022. PPP loans totaled $3.3 million, $3.5 million and $26.7 million as of June 30, 2023, March 31, 2023 and June 30, 2022, respectively. Loans held for investment excluding PPP loans and mortgage warehouse loans increased $23.2 million, or 0.7% on an annualized basis, during second quarter 2023.
•Average mortgage warehouse purchase loans were $413.2 million for the quarter ended June 30, 2023 compared to $298.0 million for the quarter ended March 31, 2023, and $467.8 million for the quarter ended June 30, 2022, an increase of $115.2 million, or 38.7% from the linked quarter and a decrease of $54.6 million, or 11.7% year over year. The change from the prior year is reflective of decreased demand and lower volumes related to mortgage rate increases for the year over year period while the linked quarter change reflects an increase in volumes and improved margins.
Asset Quality

•Nonperforming assets totaled $60.5 million, or 0.32% of total assets at June 30, 2023, compared to $60.1 million or 0.32% of total assets at March 31, 2023, and $82.9 million, or 0.46% of total assets at June 30, 2022.
•Nonperforming loans totaled $37.9 million, or 0.28% of total loans held for investment at June 30, 2023, compared to $37.3 million, or 0.27% at March 31, 2023 and $69.9 million, or 0.54% at June 30, 2022.
•The slight increase in nonperforming loans from the linked quarter reflects an increase in loans 90 days past due and still accruing primarily due to three residential real estate loans totaling $1.5 million that are in process of collection or workout offset by normal paydowns and principal reductions while the linked quarter increase in nonperforming assets also reflects an $805 thousand branch facility which was closed and moved to other real estate during the quarter offset by a $1.0 million writedown of another real estate owned property.
•The decrease in nonperforming loans for the year over year period primarily reflects the partial paydown and sale of a $9.3 million commercial nonaccrual loan and the payoff and partial charge-off of a $10.7 million commercial nonaccrual loan, both occurring in fourth quarter 2022, as well as the foreclosure of an $11.7 million commercial real estate property. The change in nonperforming assets from the prior year reflects a $1.2 million charge-off as well as the writedown on the foreclosure discussed above and a $1.2 million writedown on another other real estate property, offset by the branch location discussed above that was moved to other real estate owned during second quarter 2023.
•Net (recoveries) charge-offs were (0.03)% annualized in the second quarter 2023 compared to 0.04% annualized in the linked quarter and 0.09% annualized in the prior year quarter.
Deposits, Borrowings and Liquidity

•Total deposits were $14.9 billion at June 30, 2023 compared to $14.1 billion at March 31, 2023 and compared to $15.1 billion at June 30, 2022.
•Estimated uninsured deposits, excluding public funds deposits totaled $4.6 billion, or 31.1% of total deposits as of June 30, 2023 compared to $5.3 billion, or 37.4% as of March 31, 2023.
•Total borrowings (other than junior subordinated debentures) were $1.2 billion at June 30, 2023, a decrease of $957.3 million from March 31, 2023 and an increase of $670.5 million from June 30, 2022. The year over year increase primarily reflects the use of short-term FHLB advances to strategically increase the bank’s liquidity position offset by the redemption of $30.0 million of subordinated debentures. The linked quarter change reflects reductions in FHLB advances of $925.0 million as well as a $32.5 million paydown on the Company's line of credit.
Capital

•The Company continues to be well capitalized under regulatory guidelines. At June 30, 2023, the estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.78%, 8.92%, 10.13% and 11.95%, respectively, compared to 9.70%, 9.01%, 10.05%, and 11.88%, respectively, at March 31, 2023 and 9.81%, 9.28%, 10.17%, and 12.24%, respectively at June 30, 2022.

Second Quarter 2023 Operating Results
Net Interest Income

•Net interest income was $113.6 million for second quarter 2023 compared to $138.0 million for second quarter 2022 and $127.9 million for first quarter 2023. The decrease from the linked quarter and prior year was primarily due to the increased funding costs on our deposit products and FHLB advances due to Fed rate increases over the last year offset to a lesser extent by increased earnings on interest earning assets, primarily loans and interest-bearing cash accounts. The prior year decrease also reflects lower acquired loan accretion and PPP fees earned for the year over year period. The second quarter 2023 includes $870 thousand in acquired loan accretion compared to $2.3 million in second quarter 2022 and $1.0 million in first quarter 2023. In addition, net PPP fees of $17 thousand were recognized in second quarter 2023 compared to $837 thousand in second quarter 2022 and $15 thousand in first quarter 2023. Total fees left to be recognized were $69 thousand as of June 30, 2023.
•The average balance of total interest-earning assets grew by $1.0 billion and totaled $16.8 billion for the quarter ended June 30, 2023 compared to $15.8 billion for the quarter ended June 30, 2022 and increased $425.8 million from $16.4 billion for the quarter ended March 31, 2023. The increase from the prior year is primarily due to higher average loans of $1.0 billion due to organic growth for the year over year period but also due in part to a $244.1 million increase in average interest-bearing cash balances offset by a $247.0 million decrease in average taxable securities balances. The slight increase from the linked quarter is primarily due increased average interest-bearing cash balances and to a lesser extent average loan balances.
•The yield on interest-earning assets was 5.14% for second quarter 2023 compared to 3.83% for second quarter 2022 and 4.98% for first quarter 2023. The increase in asset yield compared to the linked quarter and prior year is primarily a result of increases in the Fed Funds rate. The average loan yield, net of acquired loan accretion and PPP income was 5.51% for the current quarter, compared to 4.18% for prior year quarter and 5.33% for the linked quarter.
•The cost of interest-bearing liabilities, including borrowings, was 3.37% for second quarter 2023 compared to 0.50% for second quarter 2022 and 2.63% for first quarter 2023. The increase from the linked quarter and prior year is reflective of higher funding costs, primarily on deposit products and FHLB advances as a result of Fed Funds rate increases. In addition, deposit funding costs were also higher due to promotional campaigns for certificate of deposit accounts.
•The net interest margin was 2.71% for second quarter 2023 compared to 3.51% for second quarter 2022 and 3.17% for first quarter 2023. The net interest margin excluding acquired loan accretion was 2.69% for second quarter 2023 compared to 3.45% second quarter 2022 and 3.14% for first quarter 2023. The decrease in net interest margin from the prior year and linked quarter was primarily due to the increased funding costs on deposits and short-term advances resulting from continued Fed rate increases over the year, offset to a lesser extent by higher earnings on loans due to organic growth and rate increases and higher earnings on interest-bearing cash balances due to rate increases for the respective periods.
Noninterest Income

•Total noninterest income increased $218 thousand compared to second quarter 2022 and increased $1.3 million compared to first quarter 2023.
•The change from the prior year quarter reflects an increase of $469 thousand in service charge income offset by decreases of $242 thousand in mortgage banking revenue, $196 thousand in mortgage warehouse purchase fees and $359 thousand in other noninterest income. In addition, a $367 thousand gain on sale of vacant land was recognized during second quarter 2023.
•The change from the linked quarter primarily reflects the gain on sale of land discussed above, as well as increases of $624 thousand in mortgage banking revenue and $211 thousand in mortgage warehouse purchase fees due to increased volumes and improved margins over the quarter.
Noninterest Expense

•Total noninterest expense decreased $220 thousand compared to second quarter 2022 and $103.7 million compared to first quarter 2023. As previously disclosed in first quarter 2023, a non-recurring litigation settlement expense of $102.5 million was recognized related to an inherited receivership litigation.
•The net decrease in noninterest expense in second quarter 2023 compared to the prior year is due primarily to decreases of $4.2 million in salaries and benefits expense and $2.3 million in professional fees offset by increases of $1.6 million in occupancy expenses, $1.4 million in communications and technology expense and $2.2 million in FDIC assessment. In addition, impairment expense of $1.0 million was recorded in second quarter 2023 on an other real estate property.

•Excluding the non-recurring expense discussed above, the decrease in noninterest expense in second quarter 2023 compared to the linked quarter is due primarily to decreases of $1.3 million in professional fees and $1.9 million in other noninterest expense, offset by a $1.1 million increase in FDIC assessment.
•The decrease in salaries and benefits from the prior year is due primarily to $4.2 million in lower combined salaries, bonus and employee insurance expenses due to the fourth quarter 2022 reduction-in-force and overall strategic efforts to reduce costs, as well as lower contract labor costs of $1.1 million and lower mortgage commissions and incentives of $484 thousand. Furthermore, second quarter 2022 includes $1.1 million in severance and stock grant amortization related to the separation of an executive officer. In addition, deferred salaries expense, which reduces overall expense, was $2.5 million lower compared to prior year quarter due to lower loan origination activity.
•The increase in occupancy expenses from the prior year was primarily due to higher depreciation and property tax expense due to the opening of the second phase of the Company's headquarters campus in second quarter 2022. The increase in communications and technology expense from prior year was due to higher data processing costs and software expense for the year over year period.
•The increase in FDIC assessment compared to prior year and linked quarter was due to increases in the assessment rate charged by the FDIC which took effect in 2023, as well as an increase in the liquidity stress rate.
•The decrease in professional fees compared to the prior year and linked quarter was due primarily to lower consulting fees and legal fees.
•The decrease in other noninterest expense compared to the linked quarter is primarily due to decreases of $638 thousand in loan-related costs, $649 thousand in impairment-related charges, and decreases in various other miscellaneous expense accounts.

Provision for Credit Losses

•The Company recorded $220 thousand provision for credit losses for second quarter 2023, compared to zero provision for second quarter 2022 and $90 thousand provision for the linked quarter. Provision expense during a given period is generally dependent on changes in various factors, including economic conditions, credit quality and past due trends, as well as loan growth and charge-offs or specific credit loss allocations taken during the respective period.
•The allowance for credit losses on loans was $147.8 million, or 1.08% of total loans held for investment, net of mortgage warehouse purchase loans, at June 30, 2023, compared to $144.2 million, or 1.11% at June 30, 2022 and compared to $146.9 million, or 1.08% at March 31, 2023.
•The allowance for credit losses on off-balance sheet exposures was $4.9 million at June 30, 2023 compared to $4.7 million at June 30, 2022 compared to $4.8 million at March 31, 2023. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment.
Income Taxes

•Federal income tax expense of $8.7 million was recorded for the second quarter 2023, an effective rate of 20.8% compared to tax expense of $13.6 million and an effective rate of 20.6% for the prior year quarter and income tax benefit of $11.3 million and an effective rate of 23.1% for the linked quarter. The higher effective rate for the first quarter 2023 is due to the Company being in a loss position as a result of the settlement of the Stanford litigation.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2023 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2023 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s second quarter earnings announcement will be held on Tuesday, July 25, 2023 at 8:30 am (ET) and can be accessed by the webcast link, https://www.webcast-eqs.com/independentbankgroup07252023_en/en or by calling 1-877-407-0989 and by identifying the meeting number 13739682 or by identifying "Independent Bank Group Second Quarter 2023 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, https://ir.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings (loss) per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the effects of infectious disease outbreaks, including the ongoing COVID-19 pandemic and the significant impact that the COVID-19 pandemic and associated efforts to limit its spread have had and may continue to have on economic conditions and the Company's business, employees, customers, asset quality and financial performance; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 8) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquired or will acquire or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, including, but not limited to, the conflict between Russia and the Ukraine, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 35) changes occur in business conditions and inflation generally; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Financial's digital infrastructure or information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 39) the potential impact of climate change and related government regulation on the Company and its customers; 40) the potential impact of technology and “FinTech” entities on the banking industry generally; 41) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; and 42) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2023, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Chief Financial Officer (972) 562-9004 Paul.Langdale@ifinancial.com
Media:

Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2023, March 31, 2023, December 31, 2022, September 30, 2022 and June 30, 2022
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Selected Income Statement Data
Interest income	$215,294	$201,176	$189,769	$173,687	$150,696
Interest expense	101,687	73,254	47,982	26,413	12,697
Net interest income	113,607	127,922	141,787	147,274	137,999
Provision for credit losses	220	90	2,833	3,100	—
Net interest income after provision for credit losses	113,387	127,832	138,954	144,174	137,999
Noninterest income	14,095	12,754	11,227	13,477	13,877
Noninterest expense	85,705	189,380	98,774	91,733	85,925
Income tax expense (benefit)	8,700	(11,284)	10,653	13,481	13,591
Net income (loss)	33,077	(37,510)	40,754	52,437	52,360
Adjusted net income (1)	33,726	44,083	49,433	54,880	53,304

Per Share Data (Common Stock)
Earnings (loss):
Basic	$0.80	$(0.91)	$0.99	$1.27	$1.25
Diluted	0.80	(0.91)	0.99	1.27	1.25
Adjusted earnings:
Basic (1)	0.82	1.07	1.20	1.33	1.28
Diluted (1)	0.82	1.07	1.20	1.33	1.27
Dividends	0.38	0.38	0.38	0.38	0.38
Book value	57.00	56.95	57.91	57.19	57.45
Tangible book value (1)	31.55	31.42	32.25	31.44	31.61
Common shares outstanding	41,279,460	41,281,904	41,190,677	41,165,006	41,156,261
Weighted average basic shares outstanding (2)	41,280,312	41,223,376	41,193,716	41,167,258	41,737,534
Weighted average diluted shares outstanding (2)	41,365,275	41,316,798	41,285,383	41,253,662	41,813,443

Selected Period End Balance Sheet Data
Total assets	$18,719,802	$18,798,354	$18,258,414	$17,944,493	$18,107,093
Cash and cash equivalents	902,882	1,048,590	654,322	516,159	776,131
Securities available for sale	1,637,682	1,675,415	1,691,784	1,730,163	1,846,132
Securities held to maturity	206,146	206,602	207,059	207,516	207,972
Loans, held for sale	18,624	16,576	11,310	21,973	26,519
Loans, held for investment (3)	13,628,025	13,606,039	13,597,264	13,285,757	12,979,938
Mortgage warehouse purchase loans	491,090	400,547	312,099	409,044	538,190
Allowance for credit losses on loans	147,804	146,850	148,787	146,395	144,170
Goodwill and other intangible assets	1,050,798	1,053,909	1,057,020	1,060,131	1,063,248
Other real estate owned	22,505	22,700	23,900	23,900	12,900
Noninterest-bearing deposits	3,905,492	4,148,360	4,736,830	5,107,001	5,123,321
Interest-bearing deposits	10,968,014	9,907,327	10,384,587	9,854,007	9,940,627
Borrowings (other than junior subordinated debentures)	1,180,262	2,137,607	567,066	466,892	509,718
Junior subordinated debentures	54,518	54,469	54,419	54,370	54,320
Total stockholders' equity	2,353,042	2,350,857	2,385,383	2,354,340	2,364,335

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2023, March 31, 2023, December 31, 2022, September 30, 2022 and June 30, 2022
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Selected Performance Metrics
Return on average assets	0.71%	(0.83)%	0.90%	1.16%	1.19%
Return on average equity	5.62	(6.39)	6.85	8.66	8.62
Return on tangible equity (4)	10.14	(11.48)	12.42	15.52	15.32
Adjusted return on average assets (1)	0.73	0.98	1.09	1.22	1.21
Adjusted return on average equity (1)	5.73	7.51	8.31	9.07	8.78
Adjusted return on tangible equity (1) (4)	10.34	13.49	15.07	16.24	15.60
Net interest margin	2.71	3.17	3.49	3.64	3.51
Efficiency ratio (5)	64.68	132.41	62.52	55.13	54.52
Adjusted efficiency ratio (1) (5)	63.93	58.17	55.51	53.23	53.75

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.32%	0.32%	0.35%	0.45%	0.46%
Nonperforming loans to total loans held for investment	0.28	0.27	0.29	0.43	0.54
Nonperforming assets to total loans held for investment and other real estate	0.44	0.44	0.47	0.61	0.64
Allowance for credit losses on loans to nonperforming loans	389.84	393.69	371.14	256.65	206.28
Allowance for credit losses to total loans held for investment	1.08	1.08	1.09	1.10	1.11
Net (recoveries) charge-offs to average loans outstanding (annualized)	(0.03)	0.04	0.02	0.04	0.09

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	9.78%	9.70%	10.09%	10.00%	9.81%
Estimated tier 1 capital to average assets	8.92	9.01	9.49	9.41	9.28
Estimated tier 1 capital to risk-weighted assets	10.13	10.05	10.45	10.35	10.17
Estimated total capital to risk-weighted assets	11.95	11.88	12.35	12.27	12.24
Total stockholders' equity to total assets	12.57	12.51	13.06	13.12	13.06
Tangible common equity to tangible assets (1)	7.37	7.31	7.72	7.67	7.63
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans and includes SBA PPP loans of $3,277, $3,542, $4,958, $7,029 and $26,669, respectively.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of Non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $60,533, $60,115, $64,109, $81,054 and $82,905, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings (TDR) totaled $37,914, $37,301, $40,089, $57,040 and $69,891, respectively. With the adoption of ASU 2022-02, effective January 1, 2023, TDR accounting has been eliminated.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Six Months Ended June 30, 2023 and 2022
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Interest income:
Interest and fees on loans	$193,612	$138,426	$377,906	$267,605
Interest on taxable securities	7,791	8,243	15,649	16,602
Interest on nontaxable securities	2,586	2,741	5,189	5,074
Interest on interest-bearing deposits and other	11,305	1,286	17,726	2,280
Total interest income	215,294	150,696	416,470	291,561
Interest expense:
Interest on deposits	78,144	8,110	140,405	13,720
Interest on FHLB advances	18,025	164	23,849	343
Interest on other borrowings	4,361	3,869	8,440	7,351
Interest on junior subordinated debentures	1,157	554	2,247	1,000
Total interest expense	101,687	12,697	174,941	22,414
Net interest income	113,607	137,999	241,529	269,147
Provision for credit losses	220	—	310	(1,443)
Net interest income after provision for credit losses	113,387	137,999	241,219	270,590
Noninterest income:
Service charges on deposit accounts	3,519	3,050	6,868	5,802
Investment management fees	2,444	2,391	4,745	4,842
Mortgage banking revenue	2,248	2,490	3,872	5,516
Mortgage warehouse purchase program fees	535	731	859	1,689
Loss on sale of loans	(7)	(17)	(7)	(1,501)
Gain (loss) on sale and disposal of premises and equipment	354	(46)	401	(209)
Increase in cash surrender value of BOLI	1,410	1,327	2,787	2,637
Other	3,592	3,951	7,324	7,986
Total noninterest income	14,095	13,877	26,849	26,762
Noninterest expense:
Salaries and employee benefits	46,940	51,130	93,215	100,685
Occupancy	11,640	10,033	23,199	20,033
Communications and technology	7,196	5,830	14,286	11,731
FDIC assessment	3,806	1,589	6,518	3,082
Advertising and public relations	1,004	703	1,608	1,159
Other real estate owned (income) expenses, net	(185)	66	(229)	66
Impairment of other real estate	1,000	—	2,200	—
Amortization of other intangible assets	3,111	3,118	6,222	6,263
Litigation settlement	—	—	102,500	—
Professional fees	1,785	4,094	4,850	7,533
Other	9,408	9,362	20,716	17,830
Total noninterest expense	85,705	85,925	275,085	168,382
Income (loss) before taxes	41,777	65,951	(7,017)	128,970
Income tax expense (benefit)	8,700	13,591	(2,584)	25,870
Net income (loss)	$33,077	$52,360	$(4,433)	$103,100

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2023 and December 31, 2022
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
Assets	2023	2022
Cash and due from banks	$127,438	$134,183
Interest-bearing deposits in other banks	775,444	520,139
Cash and cash equivalents	902,882	654,322
Certificates of deposit held in other banks	248	496
Securities available for sale, at fair value	1,637,682	1,691,784
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively	206,146	207,059
Loans held for sale (includes $12,212 and $10,612 carried at fair value, respectively)	18,624	11,310
Loans, net of allowance for credit losses of $147,804 and $148,787, respectively	13,971,311	13,760,576
Premises and equipment, net	354,941	355,368
Other real estate owned	22,505	23,900
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	67,520	23,436
Bank-owned life insurance (BOLI)	242,805	240,448
Deferred tax asset	97,289	78,669
Goodwill	994,021	994,021
Other intangible assets, net	56,777	62,999
Other assets	147,051	154,026
Total assets	$18,719,802	$18,258,414

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,905,492	$4,736,830
Interest-bearing	10,968,014	10,384,587
Total deposits	14,873,506	15,121,417
FHLB advances	875,000	300,000
Other borrowings	305,262	267,066
Junior subordinated debentures	54,518	54,419
Other liabilities	258,474	130,129
Total liabilities	16,366,760	15,873,031
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (41,279,460 and 41,190,677 shares outstanding, respectively)	413	412
Additional paid-in capital	1,964,341	1,959,193
Retained earnings	600,829	638,354
Accumulated other comprehensive loss	(212,541)	(212,576)
Total stockholders’ equity	2,353,042	2,385,383
Total liabilities and stockholders’ equity	$18,719,802	$18,258,414

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended June 30, 2023 and 2022
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended June 30,
	2023			2022
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$14,027,773	$193,612	5.54%	$12,993,624	$138,426	4.27%
Taxable securities	1,456,873	7,791	2.14	1,703,850	8,243	1.94
Nontaxable securities	418,575	2,586	2.48	440,972	2,741	2.49
Interest-bearing deposits and other	893,752	11,305	5.07	649,649	1,286	0.79
Total interest-earning assets	16,796,973	215,294	5.14	15,788,095	150,696	3.83
Noninterest-earning assets	1,855,477			1,927,894
Total assets	$18,652,450			$17,715,989
Interest-bearing liabilities:
Checking accounts	$5,646,603	$41,943	2.98%	$5,881,199	$4,587	0.31%
Savings accounts	638,292	83	0.05	797,211	97	0.05
Money market accounts	1,421,920	11,012	3.11	2,072,654	2,709	0.52
Certificates of deposit	2,614,849	25,106	3.85	877,237	717	0.33
Total deposits	10,321,664	78,144	3.04	9,628,301	8,110	0.34
FHLB advances	1,412,637	18,025	5.12	132,143	164	0.50
Other borrowings - short-term	74,643	1,291	6.94	42,402	405	3.83
Other borrowings - long-term	237,708	3,070	5.18	266,658	3,464	5.21
Junior subordinated debentures	54,501	1,157	8.51	54,303	554	4.09
Total interest-bearing liabilities	12,101,153	101,687	3.37	10,123,807	12,697	0.50
Noninterest-bearing checking accounts	3,979,818			5,044,507
Noninterest-bearing liabilities	211,253			112,558
Stockholders’ equity	2,360,226			2,435,117
Total liabilities and equity	$18,652,450			$17,715,989
Net interest income		$113,607			$137,999
Interest rate spread			1.77%			3.33%
Net interest margin (2)			2.71			3.51
Net interest income and margin (tax equivalent basis) (3)		$114,642	2.74		$139,112	3.53
Average interest-earning assets to interest-bearing liabilities			138.80			155.95
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Six Months Ended June 30, 2023 and 2022
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Six Months Ended June 30,
	2023			2022
	Average Outstanding Balance	Interest	Yield/Rate (4)	Average Outstanding Balance	Interest	Yield/Rate (4)
Interest-earning assets:
Loans (1)	$13,980,015	$377,906	5.45%	$12,658,541	$267,605	4.26%
Taxable securities	1,460,902	15,649	2.16	1,696,572	16,602	1.97
Nontaxable securities	421,052	5,189	2.49	426,447	5,074	2.40
Interest-bearing deposits and other	723,305	17,726	4.94	1,377,902	2,280	0.33
Total interest-earning assets	16,585,274	416,470	5.06	16,159,462	291,561	3.64
Noninterest-earning assets	1,856,383			1,916,191
Total assets	$18,441,657			$18,075,653
Interest-bearing liabilities:
Checking accounts	$5,958,145	$80,836	2.74%	$6,058,317	$7,669	0.26%
Savings accounts	683,321	173	0.05	788,842	191	0.05
Money market accounts	1,598,603	23,446	2.96	2,204,570	4,412	0.40
Certificates of deposit	2,115,827	35,950	3.43	925,099	1,448	0.32
Total deposits	10,355,896	140,405	2.73	9,976,828	13,720	0.28
FHLB advances	997,099	23,849	4.82	141,022	343	0.49
Other borrowings - short-term	39,743	1,344	6.82	23,048	423	3.70
Other borrowings - long-term	252,034	7,096	5.68	266,571	6,928	5.24
Junior subordinated debentures	54,476	2,247	8.32	54,278	1,000	3.72
Total interest-bearing liabilities	11,699,248	174,941	3.02	10,461,747	22,414	0.43
Noninterest-bearing checking accounts	4,191,141			5,002,121
Noninterest-bearing liabilities	181,000			106,723
Stockholders’ equity	2,370,268			2,505,062
Total liabilities and equity	$18,441,657			$18,075,653
Net interest income		$241,529			$269,147
Interest rate spread			2.04%			3.21%
Net interest margin (2)			2.94			3.36
Net interest income and margin (tax equivalent basis) (3)		$243,604	2.96		$271,290	3.39
Average interest-earning assets to interest-bearing liabilities			141.76			154.46
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the six month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of June 30, 2023 and December 31, 2022
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	June 30, 2023		December 31, 2022
	Amount	% of Total	Amount	% of Total
Commercial (1)	$2,216,957	15.7%	$2,240,959	16.1%
Mortgage warehouse purchase loans	491,090	3.5	312,099	2.2
Real estate:
Commercial real estate	7,990,123	56.5	7,817,447	56.2
Commercial construction, land and land development	1,122,400	7.9	1,231,071	8.8
Residential real estate (2)	1,634,527	11.6	1,604,169	11.5
Single-family interim construction	483,274	3.4	508,839	3.7
Agricultural	118,054	0.8	124,422	0.9
Consumer	81,314	0.6	81,667	0.6
Total loans	14,137,739	100.0%	13,920,673	100.0%
Allowance for credit losses	(147,804)		(148,787)
Total loans, net	$13,989,935		$13,771,886
____________
(1) Includes SBA PPP loans of $3,277 with net deferred loan fees of $69 and $4,958 with net deferred fees of $101 at June 30, 2023 and December 31, 2022, respectively.
(2) Includes loans held for sale of $18,624 and $11,310 at June 30, 2023 and December 31, 2022, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended June 30, 2023, March 31, 2023, December 31, 2022, September 30, 2022 and June 30, 2022
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$113,607	$127,922	$141,787	$147,274	$137,999
Provision Expense - Reported	(b)	220	90	2,833	3,100	—
Noninterest Income - Reported	(c)	14,095	12,754	11,227	13,477	13,877
Loss on sale of loans		7	—	343	—	17
(Gain) loss on sale and disposal of premises and equipment		(354)	(47)	184	101	46
Recoveries on loans charged off prior to acquisition		(13)	(117)	(36)	(60)	(45)
Adjusted Noninterest Income	(d)	13,735	12,590	11,718	13,518	13,895
Noninterest Expense - Reported	(e)	85,705	189,380	98,774	91,733	85,925
Litigation settlement		—	(102,500)	—	—	—
Separation expense (1)		—	—	(7,131)	(2,809)	(1,106)
Economic development employee incentive grant		—	—	—	1,000	—
OREO impairment		(1,000)	(1,200)	—	—	—
Impairment of assets		(153)	(802)	(3,286)	(1,156)	—
Acquisition expense (2)		(27)	(26)	(40)	(65)	(65)
Adjusted Noninterest Expense	(f)	84,525	84,852	88,317	88,703	84,754
Income Tax Expense (Benefit) - Reported	(g)	8,700	(11,284)	10,653	13,481	13,591
Net Income (Loss) - Reported	(a) - (b) + (c) - (e) - (g) = (h)	33,077	(37,510)	40,754	52,437	52,360
Adjusted Net Income (3)	(a) - (b) + (d) - (f) = (i)	$33,726	$44,083	$49,433	$54,880	$53,304

ADJUSTED PROFITABILITY (4)
Total Average Assets	(j)	$18,652,450	$18,228,521	$17,994,131	$17,893,072	$17,715,989
Total Average Stockholders' Equity	(k)	2,360,226	2,380,421	2,359,637	2,401,544	2,435,117
Total Average Tangible Stockholders' Equity (5)	(l)	1,308,368	1,325,475	1,301,558	1,340,363	1,370,825
Reported Return on Average Assets	(h) / (j)	0.71%	(0.83)%	0.90%	1.16%	1.19%
Reported Return on Average Equity	(h) / (k)	5.62	(6.39)	6.85	8.66	8.62
Reported Return on Average Tangible Equity	(h) / (l)	10.14	(11.48)	12.42	15.52	15.32
Adjusted Return on Average Assets (6)	(i) / (j)	0.73	0.98	1.09	1.22	1.21
Adjusted Return on Average Equity (6)	(i) / (k)	5.73	7.51	8.31	9.07	8.78
Adjusted Return on Tangible Equity (6)	(i) / (l)	10.34	13.49	15.07	16.24	15.60

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$3,111	$3,111	$3,111	$3,117	$3,118
Reported Efficiency Ratio	(e - m) / (a + c)	64.68%	132.41%	62.52%	55.13%	54.52%
Adjusted Efficiency Ratio	(f - m) / (a + d)	63.93	58.17	55.51	53.23	53.75
____________
(1) Separation expenses include severance and accelerated vesting expense for stock awards related to the separation of certain employees. The quarter ended December 31, 2022 reflects a reduction in workforce due to the restructuring of certain departments and business lines. The quarters ended September 30, 2022 and June 30, 2022 reflect payments made due to the separation of executive officers, while the quarter ended September 30, 2022 also includes $202 thousand in severance payments and accelerated vesting expense for stock awards related to the dissolution of a Company department.
(2) Acquisition expenses includes compensation related expenses for equity awards granted at acquisition.
(3) Assumes an adjusted effective tax rate of 20.8%, 20.7%, 20.7%, 20.5%, and 20.6%, respectively. First quarter 2023 normalized rate excludes the effect of the litigation settlement.
(4) Quarterly metrics are annualized.
(5) Excludes average balance of goodwill and net other intangible assets.
(6) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of June 30, 2023, March 31, 2023, December 31, 2022, September 30, 2022 and June 30, 2022
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Tangible Common Equity
Total common stockholders' equity	$2,353,042	$2,350,857	$2,385,383	$2,354,340	$2,364,335
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(56,777)	(59,888)	(62,999)	(66,110)	(69,227)
Tangible common equity	$1,302,244	$1,296,948	$1,328,363	$1,294,209	$1,301,087

Tangible Assets
Total assets	$18,719,802	$18,798,354	$18,258,414	$17,944,493	$18,107,093
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(56,777)	(59,888)	(62,999)	(66,110)	(69,227)
Tangible assets	$17,669,004	$17,744,445	$17,201,394	$16,884,362	$17,043,845
Common shares outstanding	41,279,460	41,281,904	41,190,677	41,165,006	41,156,261
Tangible common equity to tangible assets	7.37%	7.31%	7.72%	7.67%	7.63%
Book value per common share	$57.00	$56.95	$57.91	$57.19	$57.45
Tangible book value per common share	31.55	31.42	32.25	31.44	31.61